Exhibit 5.1

Zürich	Dr. Dieter Dubs°°	Bernhard H. Heusser	Dr. Markus Jäger	Anne Valérie Julen Berthod	Zug	Konsulenten
Dr. Christian Steinmann	Dr. Thomas U. Reutter	Dr. Karin Beyeler	PD Dr. Markus Schott	Prof. Dr. Rashid Bahar	Michael Trippel	Dr. Thomas Bär
Dr. Nedim Peter Vogt	Dr. Mani Reinert	Dr. Charlotte Wieser	Dr. David P. Henry	Ludivine Boisard	Thomas Stoltz°	Dr. Robert Karrer
Dr. Felix R. Ehrat	Dr. Christoph Neeracher	Dr. Manuel Arroyo	Corinne Bühler	Dr. Andrew M. Garbarski	Felix Kappeler°	Dr. Hans-Ulrich Freimüller
Prof. Dr. Rolf Watter	Dr. Peter Hsu	Dr. Eva Borla-Geier	Pascal Rüedi	Marie-Christine Balzan	Birgit Urbons°	Dr. Peter J. Kienast
Daniel Hochstrasser	Thomas Rohde	Dr. Daniel Leu	Dr. Oliver M. Brupbacher	Aurélie Conrad Hari	Dr. Debora Gabriel-Tanner	Dr. Marc Blessing
Peter Reinarz*	Daniel Bader*°°	Dr. Luca Jagmetti	Cosima von Rechteren°°°	Dr. Stéphane Manaï		Gianpaolo Arrigoni
Dr. Andreas Länzlinger	Flavia I. Bieri Bürge	Roman Huber	Harald Zeiter	Dunia Brunner		Dr. Robert E. Züllig
Urs Brügger	Sten E. D. Rasmussen	Delphine Pannatier Kessler	Dr. Debora Gabriel-Tanner			Prof. Dr. Marc Amstutz
Dr. Ralph Malacrida	Dr. Michael G. Noth	Patrik Odermatt	Roger Büchi	Lugano		Stephanie Comtesse
Eric Stupp	Ariane Riedi Wirth	Florian Schönknecht	Sibylle Wälti	Dr. Felix R. Ehrat
Michele Bernasconi	Dr. Katja Roth Pellanda	Othmar Aeschi	Dr. David Barst°°°	Paolo Bottini*	*	Eidg. Dipl. Steuerexperte
Dr. Daniel U. Lehmann*°°	Prof. Dr. Rashid Bahar	Simon Meyer	Raphael Arnold	Dr. Cesare Jermini	°	Notar / Notarin
Dr. Markus Wang	Dr. Mariel Hoch Classen	Olivia Pelli		Massimo Vanotti	°°	nicht als Rechtsanwalt /
Tina Wüstemann	Michael Barrot*	Dr. Larissa Marolda Martínez	Genf	Andrea Gamba		Rechtsanwältin zugelassen
Dr. Andreas J. Bär	Andrea Boog	Karim Maizar	Christophe Buchwalder	Nicola Bernardoni	°°°	eingetragen als dt.
Matthew T. Reiter	Nadja Jaisli	Daniele Lardi	Dr. Cédric Chapuis	Dr. Gilles Benedick		Rechtsanwalt / Rechts-
Roland Truffer	Dr. Till Spillmann	Dr. Flavio Lardelli	Saverio Lembo	Edoardo Buzzi		anwältin beim Obergericht
Dr. Corrado Rampini	Phyllis Scholl	Anina Wissner	Dr. Daniel U. Lehmann*°°	Elisa Antonini		Zürich (Art. 28 BGFA)

Tyco Electronics Ltd.
Rheinstrasse 20 CH-8200 Schaffhausen Switzerland

Zurich, 13 December 2010

Registration Statement on Form S-8 of Tyco Electronics Ltd. (the “Company”)

Dear Sir or Madam

This opinion is being rendered at the request of the Company in connection with the Company’s Registration Statement on Form S-8 that is being filed with the U.S. Securities and Exchange Commission on the date hereof (the “Registration Statement”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 6,637,153 registered shares, par value CHF 1.55 per share, of the Company (the “Common Shares”) that may be issued pursuant to (1) options assumed by the Company (the “Assumed Awards”) under the Agreement and Plan of Merger, dated as of July 12, 2010, as amended, among the Company, Tyco Electronics Minnesota, Inc. and ADC Telecommunications, Inc. and (2) equity awards that may be issued by the Company under the ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan (the “Plan”) assumed by the Company.

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including a certified extract, dated 7 December 2010, of the Commercial Register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”) in relation to the Company, the Company’s articles of association dated 7 December 2010 (the “Articles”), and the documents and confirmations we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any Common Shares will be issued and delivered under Assumed Awards or equity awards issued under the Plan, they will either be issued from existing Common Shares held as treasury shares or be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations (“CO”) and the Articles, (ii) out of authorized share capital in accordance with articles 651 et seq. CO and the Articles, in particular Article 5, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 6. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Common Shares will be, when issued and delivered in accordance with the terms and conditions of the Assumed Awards or the Plan, as applicable, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG